AMENDMENT
TO
OFFER LETTER AGREEMENT AND SEVERANCE PLAN PARTICIPATION AGREEMENT

    This Amendment (this “Amendment”) to the Offer Letter Agreement by and between SI-BONE, Inc. (the “Company”) and Jeffrey Dunn (the “Executive”), dated as of the 15th day of December, 2009 (the “Letter Agreement”) and the Participation Agreement (the “Participation Agreement”) under the SI-BONE, Inc. Severance Benefit Plan (the “Severance Plan”), is entered into as of this 5th day of January, 2021, by and between the Company and the Executive, effective and contingent upon the earlier of May 1, 2021 and the date on which a new Chief Financial Officer is appointed and begins employment at the Company (the “Effective Date”). The Company and Executive are referred to herein as the “parties.”
RECITALS
WHEREAS, the Company and the Executive are parties to the Letter Agreement and to the Participation Agreement;
WHEREAS, Section 9 of the Letter Agreement provides that the Letter Agreement may not be amended or modified, except by an express written agreement signed by both Executive and a duly authorized officer of the Company;
WHEREAS, Section 9(b) of the Severance Benefit Plan permits amendments to such plan provided that any such amendment will not be effective as to a particular employee who is or may be adversely impacted by such amendment or termination and has an effective Participation Agreement without the written consent of such employee; and
WHEREAS, the parties desire to amend each of the Letter Agreement and Participation Agreement to provide for the modifications set forth herein.
NOW, THEREFORE, the parties agree that each of the Letter Agreement and the Participation Agreement is hereby amended, automatically effective upon the Effective Date to reflect the following:
1.Executive’s title will be Executive Chairman and Executive’s duties will be consistent with that change in title. Executive’s time commitment to the Company will be fifty percent (50%) of his full working time prior to the Effective Date. As provided in the Letter Agreement, while Executive renders services to the Company, Executive will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. Executive will serve the Company in the capacity of Executive Chairman until the earlier of the date on which the Board determines that he shall no longer serve in such capacity and May 1, 2023, at which point his employment with the Company will end and Executive will transition to non-Executive Chairman of the Company. Upon and following Executive’s transition from Executive Chairman to non-Executive Chairman, Executive will not be
1.

entitled the benefits provided in Section 2 of the Participation Agreement, provided that in the event of a Change in Control that occurs while Executive is serving as a non-Executive Chairman, Executive will remain entitled to the benefits described in Section 2(d) of the Participation Agreement.
2.Executive’s base salary will be at the rate of $309,000 per year, which is fifty percent (50%) of his base salary immediately preceding the Effective Date and which will continue to be payable in accordance with the Company’s standard payroll schedule. This new base salary will continue to be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. Executive’s target annual bonus will be 100% of base salary, and will be calculated and paid each year in accordance with corporate achievement, as determined by the Compensation Committee, under the Company’s corporate bonus plan. Executive’s target annual bonus for 2021 will be based on a blended base salary, determined by blending (i) the base salary for the portion of 2021 prior to the Effective Date with (ii) the base salary for the portion of 2021 from (and including) the Effective Date through December 31, 2021.
3.Fifty percent (50%) of the unvested portion of the equity award granted to Executive on January 5, 2021 will be forfeited on the Effective Date, and the remainder of such equity award will continue to vest in installments over the term of the original vesting schedule, ratably in accordance with the time elapsed since the Vesting Commencement Date. All prior equity awards to Executive will continue to vest according to their original terms.
4.Executive shall remain eligible to participate in the Severance Plan, but Executive’s “Base Salary” under the Severance Plan will be the base salary reflected in this Amendment, and Executive’s target cash bonus will be based on base salary for following the Effective Date of this Amendment, provided that Executive’s target cash bonus for 2021 will be based on Executive’s blended base salary as described in paragraph 2 above.
5.Executive will receive the severance benefits set forth in Section 2 of the Participation Agreement upon the earlier of (i) a Covered Termination occurring during the Change in Control Period, or the Closing of a Change in Control, (as such terms are defined in the Severance Plan), regardless of whether Executive agrees to provide transition services following the Closing. To be clear, once Executive moves to the Executive Chairman position, 100% of all unvested options and RSUs held by Executive will vest upon the earlier to occur of (i) a Covered Termination occurring during the Change in Control Period, or (ii) the Closing of a Change in Control.
6.Executive agrees that neither of his transition described in this Amendment from President and Chief Executive Officer to Executive Chairman, nor his transition from Executive Chairman to Chairman will give rise to Executive’s right to resign with Good Reason.
2.

7.Except to the extent expressly amended hereby, the Letter Agreement, the Severance Plan and the Participation Agreement shall remain in full force and effect in all respects.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

3.

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first written above.
                        SI-BONE, Inc.

                        By: /s/ Timothy E. Davis, Jr.
                        Name: Timothy E. Davis, Jr.
Title: Lead Independent Director and Chairman of the Compensation Committee

                        EXECUTIVE

                        /s/ Jeffrey W. Dunn
                        Jeffrey W. Dunn

4.